NEWS RELEASE

TimkenSteel Announces Fourth-Quarter 2015 Results;
Performance Improving in Challenging Market

•	Net sales of $206.6 million decreased 11.2 percent sequentially.

•	Quarterly EBITDA results favorable to guidance.

•	Net loss of $25.5 million or minus 58 cents per share driven by weak commodity markets, partially mitigated by cost reduction tactics.

•	Generated $18 million of free cash flow for the period.

•	Amended $300 million credit agreement.

CANTON, Ohio: Jan. 28, 2016 -TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported fourth-quarter net sales of $206.6 million and a net loss of $25.5 million or minus 58 cents per share.  This compares with net income of $16.4 million or 36 cents per share in the same quarter of the prior year.
For the full year, net sales declined by 34.0 percent compared with 2014. EBIT for the full year was a loss of $113.6 million, compared with adjusted EBIT(1) of $147.7 million in the previous year. The decline was driven by lower volume from energy and industrial end market weakness, higher per-ton manufacturing costs from 49.0 percent melt utilization, and unfavorable timing impacts from raw material spread, slightly offset by LIFO income.
During the quarter, the company completed previously announced actions to reduce costs, which will generate about $50 million in savings in 2016. These actions, in addition to the $25 million of annualized savings from reductions in the second quarter, are having a positive impact on operating results.
“While we continue to feel the impact from weak global commodity markets and high customer inventory levels, our cost reduction efforts and pace of new business from innovation reduced the losses we anticipated in the quarter,” said Tim Timken, chairman, CEO and president. “We expect 2016 to be another challenging year, so our focus will continue to be on cash generation while maintaining industry leading customer service. We will continue to manage through this cycle in a way that will generate value for shareholders and make us stronger as markets recover.”

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 2

TimkenSteel reduced debt by $5 million in the fourth quarter of 2015, ending the year with a net debt position of $157.8 million and available liquidity of $84 million. The company also amended a $300 million credit agreement during the fourth quarter and continues to evaluate additional financing options.

FOURTH-QUARTER 2015 FINANCIAL SUMMARY

Fourth-quarter net sales decreased $201.7 million or 49.4 percent year over year and 11.2 percent sequentially.

•	Ship tons were approximately 175,000, a decrease of 35.1 percent over the fourth quarter of 2014 and 1.9 percent sequentially.

•	U.S. rig count dropped more than 60 percent compared with previous year, resulting in lower demand for energy and related industrial products.

•
Surcharge revenue of $19.2 million decreased 79.5 percent from the prior-year quarter and 38.1 percent from the third quarter of 2015 as a result of lower volumes and a drop in the No. 1 Busheling Index.

EBIT was a loss of $38.0 million, compared with adjusted EBIT income(1) of $23.3 million for the same period a year ago and an EBIT loss of $48.9 million for the third-quarter 2015.

•
Year over year, fourth-quarter EBIT was lower primarily due to reduced volume, increased manufacturing costs per ton and unfavorable timing impact related to raw material spread, partially offset by LIFO income and realization of cost reduction actions.

•	Sequentially, EBIT was favorable primarily due to the impact of cost reductions and the timing of plant shutdowns.

•
Melt utilization was 41 percent for the quarter, compared with 74 percent in fourth-quarter 2014 and 40 percent in third-quarter 2015. Lower volumes and inventory reduction efforts impacted melt utilization, increasing manufacturing costs.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 3

BUSINESS SEGMENT FOURTH-QUARTER RESULTS
Industrial and Mobile Segment

•
Net sales of $171.3 million, including surcharges of $15.5 million, represents a 27.0 percent decrease compared with fourth-quarter 2014. This was driven primarily by lower surcharges and reduced demand in the industrial market sector, which offset increased mobile demand.

•
Fourth-quarter EBIT was a loss of $20.8 million compared with EBIT of $12.1 million in the same period last year. Primary drivers of the change were lower volume and corresponding higher per ton manufacturing costs and the unfavorable timing impact related to raw material spread, slightly offset by favorable impacts from cost reduction actions.

Energy and Distribution Segment

•
Net sales of $35.3 million, including surcharges of $3.7 million, represents a 79.7 percent decrease over the fourth quarter of the prior year, driven primarily by lower surcharges and reduced demand for energy-related products as a result of the drop in rig count and customer destocking.

•
Fourth-quarter EBIT was a loss of $23.1 million compared with income of $14.6 million in the same period last year, primarily driven by unfavorable volume and higher per-ton manufacturing costs slightly offset by favorable impacts from cost reduction actions.

OUTLOOK
First-Quarter 2016 Revenue

▪	Shipments approximately 5 percent higher than fourth-quarter 2015.

▪	Automotive demand remains strong with shipments slightly higher sequentially.

▪	Industrial end markets continue to be weak due to impact from low oil prices and global commodity markets.

▪	Oil and gas markets sequentially weaker due to low rig activity and decrease in energy exploration and production spend.

▪	Higher sequential demand in distribution channel due to tapering of inventory destocking in industrial end markets.
First-Quarter 2016 EBITDA

▪	EBITDA between a loss of $10 million and a loss of $20 million.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 4

▪	Pricing pressure from imports and weak market dynamics.

▪	Improved sequential performance in manufacturing due to higher melt utilization of approximately 45 percent and continued benefits from cost reductions.

▪	Favorable raw material spread compared with fourth-quarter 2015 due to stabilizing scrap markets.
Other Guidance

▪	2016 capital spending to be $45 million.

▪	Will fund 2016 other post-employment benefit (OPEB) expenses primarily from VEBA trust rather than operating cash flow.
The company will host a conference call at 9 a.m. EDT on Friday, Jan. 29, 2016, to discuss its financial performance with investors and analysts. The financial results and fourth-quarter 2015 earnings supporting information are available on our website at investors.timkensteel.com.

Conference Call Friday, Jan. 29, 2016 9 a.m. EDT	Toll-free dial-in: 877-201-0168 International dial-in: 647-788-4901 Conference ID: 18744393
Conference Call Replay Available through Feb. 12, 2016	Dial-in: 855-859-2056 or 404-537-3406 Replay passcode: 18744393
Live Webcast	investors.timkensteel.com

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. Operating from five countries, TimkenSteel posted sales of $1.1 billion in 2015 and was named Steel Producer of the Year by American Metal Market. Follow us on Twitter @TimkenSteel.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 5

(1)NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. EBIT is defined as net income before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance. It also is a useful reflection of the underlying growth from the ongoing activities of the business and provides improved comparability of results.
TimkenSteel was spun off from its former parent company, The Timken Company, effective as of June 30, 2014. For the period prior to the spinoff, the consolidated financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of The Timken Company. TimkenSteel’s consolidated financial statements include certain expenses of its former parent that were allocated to the steel business for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. TimkenSteel considers the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses TimkenSteel would have incurred as an independent public company or of the costs it will incur in the future.
Adjusted net income is defined as net income reduced for stand-alone costs reflected at a normal run-rate. Adjusted EPS is defined as adjusted net income divided by the weighted average shares outstanding including the dilutive effect of stock-based awards. Adjusted EBIT is defined as EBIT reduced for stand-alone costs reflected at a normal run-rate. Adjusted EBIT margin is defined as adjusted EBIT as a percentage of net sales. Management believes that reporting adjusted net income, adjusted EPS, adjusted EBIT and adjusted EBIT margin is useful to investors as these measures are representative of the company's performance. They also better reflect the underlying growth from the ongoing activities of the business and provide an indication of the company’s performance as an independent public company.

NEWS RELEASE / Page 6

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended December 31, 2015 and 2014. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
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This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the company’s ability to realize the expected benefits of its spinoff from The Timken Company; the costs associated with being an independent public company, which may be higher than anticipated; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s

NEWS RELEASE / Page 7

manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products, and the amount of any dividend declared by the company’s board of directors on its common shares.

Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE / Page 8

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Joe Milicia	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.5621
news@timkensteel.com	ir@timkensteel.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$206.6	$408.3	$1,106.2	$1,674.2
Cost of products sold	214.8	351.9	1,099.4	1,400.4
Gross (Loss) Profit	(8.2)	56.4	6.8	273.8
Selling, general & administrative expenses (SG&A)	25.6	30.6	111.0	112.1
Impairment and restructuring charges	3.7	1.2	6.5	1.2
Other expense, net	0.5	1.3	2.9	1.4
(Loss) Earnings Before Interest and Taxes (EBIT) (1)	(38.0)	23.3	(113.6)	159.1

Interest expense	1.4	—	3.4	0.9
(Loss) Income Before Income Taxes	(39.4)	23.3	(117.0)	158.2
(Benefit) provision for income taxes	(13.9)	6.9	(43.3)	53.8
Net (Loss) Income	($25.5)	$16.4	($73.7)	$104.4

Net (Loss) Income per Common Share:
Basic (loss) earnings per share	($0.58)	$0.36	($1.65)	$2.29
Diluted (loss) earnings per share	($0.58)	$0.36	($1.65)	$2.27

Weighted average shares outstanding	44,192,218	45,283,420	44,533,725	45,541,705
Weighted average shares outstanding - assuming dilution	44,192,218	45,670,482	44,533,725	46,044,143

(1) EBIT is defined as net (loss) income before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

Table Page 1

BUSINESS SEGMENTS
(Dollars in millions, except per ton data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Industrial & Mobile
Net sales	$171.3	$234.7	$804.0	$962.0
(Loss) earnings before interest and taxes (EBIT) (1)	(20.8)	12.1	(60.1)	79.8
EBIT Margin (1)	(12.1)%	5.2%	(7.5)%	8.3%
Shipments (in tons)	143,463	158,865	610,746	639,744
Average selling price per ton, including surcharges	$1,194	$1,477	$1,316	$1,504

Energy & Distribution
Net sales	$35.3	$173.6	$302.2	$712.2
(Loss) earnings before interest and taxes (EBIT) (1)	(23.1)	14.6	(72.1)	98.8
EBIT Margin (1)	(65.4)%	8.4%	(23.9)%	13.9%
Shipments (in tons)	31,887	111,385	226,389	453,948
Average selling price per ton, including surcharges	$1,107	$1,559	$1,335	$1,569

Unallocated (2)	$5.9	($3.4)	$18.6	($19.5)

Consolidated
Net sales	$206.6	$408.3	$1,106.2	$1,674.2
(Loss) earnings before interest and taxes (EBIT) (1)	(38.0)	23.3	(113.6)	159.1
EBIT Margin (1)	(18.4)%	5.7%	(10.3)%	9.5%

(1) EBIT is defined as net (loss) income before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company's performance.

(2) Unallocated are costs associated with strategy, corporate development, tax, treasury, legal, internal audit, LIFO and general administration expenses.

Table Page 2

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$42.4	$34.5
Accounts receivable, net of allowances	80.9	167.1
Inventories, net	171.9	293.8
Deferred income taxes	—	20.3
Prepaid expenses	11.4	28.0
Other current assets	9.2	7.6
Total Current Assets	315.8	551.3
Property, Plant and Equipment, net	769.3	771.9
Pension assets	20.0	8.0
Intangible assets, net	30.6	30.3
Other non-current assets	4.1	2.6
Total Other Assets	54.7	40.9
Total Assets	$1,139.8	$1,364.1

LIABILITIES
Accounts payable, trade	$49.5	$120.2
Salaries, wages and benefits	21.4	49.1
Accrued pension and postretirement cost	3.2	17.8
Income taxes payable	0.4	0.3
Other current liabilities	29.0	38.1
Total Current Liabilities	103.5	225.5
Long-term debt	200.2	185.2
Accrued pension and postretirement cost	114.1	119.1
Deferred income taxes	26.9	75.1
Other non-current liabilities	10.0	11.1
Total Non-Current Liabilities	351.2	390.5
SHAREHOLDERS' EQUITY
Additional paid-in capital	1,058.2	1,050.7
Retained (deficit) earnings	(63.0)	29.4
Treasury shares	(46.3)	(34.7)
Accumulated other comprehensive loss	(263.8)	(297.3)
Total Shareholders' Equity	685.1	748.1
Total Liabilities and Shareholders' Equity	$1,139.8	$1,364.1

Table Page 3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions) (Unaudited)	2015	2014	2015	2014
CASH PROVIDED (USED)
Operating Activities
Net (loss) income	($25.5)	$16.4	($73.7)	$104.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.8	15.1	73.4	58.0
Impairment charges	—	1.2	0.9	1.2
Loss on sale or disposal of assets	—	0.1	1.0	1.4
Deferred income taxes	(4.9)	15.5	(35.1)	1.4
Stock-based compensation expense	1.0	1.7	7.0	6.0
Pension and postretirement expense	7.8	5.3	30.7	14.9
Pension and postretirement contributions and payments	(3.4)	(5.4)	(15.6)	(20.7)
Changes in operating assets and liabilities:
Accounts receivable, including due from related party	25.8	36.4	86.2	(17.7)
Inventories, net	24.1	(20.7)	121.9	(66.8)
Accounts payable, including due to related party	0.6	(17.9)	(70.7)	16.2
Other accrued expenses	1.6	(6.3)	(32.2)	26.2
Prepaid expenses	(1.4)	(27.6)	16.6	(27.6)
Other, net	(1.2)	11.6	(3.3)	(3.0)
Net Cash Provided by Operating Activities	43.3	25.4	107.1	93.9
Investing Activities
Capital expenditures	(25.3)	(46.5)	(78.2)	(129.6)
Proceeds from sale of assets	—	—	0.4	—
Net Cash Used by Investing Activities	(25.3)	(46.5)	(77.8)	(129.6)
Financing Activities
Cash dividends paid to shareholders	—	(6.3)	(18.7)	(12.7)
Purchase of treasury shares	—	(30.6)	(17.3)	(34.7)
Proceeds from exercise of stock options	—	—	1.5	5.8
Payment on long-term debt	(5.0)	—	(50.0)	(30.2)
Proceeds from issuance of debt	—	55.0	65.0	185.2
Deferred financing costs	(1.4)	—	(1.4)	—
Dividend paid to The Timken Company (Timken)	—	—	—	(50.0)
Net transfers (to) from Timken and subsidiaries	—	—	(0.5)	3.8
Cash received from Timken for settlement of separation	—	—	—	3.0
Net Cash (Used) Provided by Financing Activities	(6.4)	18.1	(21.4)	70.2
Increase (Decrease) In Cash and Cash Equivalents	11.6	(3.0)	7.9	34.5
Cash and cash equivalents at beginning of period	30.8	37.5	34.5	—
Cash and Cash Equivalents at End of Period	$42.4	$34.5	$42.4	$34.5

Table Page 4

Reconciliation of EBIT and EBIT Excluding Restructuring Charges to GAAP Net (Loss) Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes EBIT and EBIT excluding restructuring charges is representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net (loss) income to EBIT and EBIT excluding restructuring charges.

(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (loss) income	($25.5)	$16.4	($73.7)	$104.4

(Benefit) provision for income taxes	(13.9)	6.9	(43.3)	53.8
Interest expense	1.4	—	3.4	0.9
(Loss) Earnings Before Interest and Taxes (EBIT)	($38.0)	$23.3	($113.6)	$159.1

Restructuring charges	3.7	—	5.6	—
EBIT Excluding Restructuring Charges	($34.3)	$23.3	($108.0)	$159.1

Table Page 5

Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is an important measure of the Company's financial position due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
	December 31, 2015	December 31, 2014
Long-term debt	$200.2	$185.2
Less: Cash and cash equivalents	42.4	34.5
Net Debt	$157.8	$150.7

Total Equity	$685.1	$748.1

Ratio of Total Debt to Capital	22.6%	19.8%
Ratio of Net Debt to Capital	17.8%	16.1%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Cash Provided by Operating Activities	$43.3	$25.4	$107.1	$93.9
Less: Capital expenditures	(25.3)	(46.5)	(78.2)	(129.6)
Free Cash Flow	$18.0	($21.1)	$28.9	($35.7)

Table Page 6

Adjusted EBIT and Adjusted EBIT Margin Reconciliation:
Management believes that reporting adjusted EBIT and adjusted EBIT margin is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Sales
Industrial & Mobile	$171.3	$234.7	$804.0	$962.0
Energy & Distribution	35.3	173.6	302.2	712.2
	$206.6	$408.3	$1,106.2	$1,674.2

Adjusted EBIT (3)
Industrial & Mobile EBIT	($20.8)	$12.1	($60.1)	$79.8
Incremental stand-alone costs	—	—	—	(5.6)
Adjusted Industrial & Mobile EBIT	($20.8)	$12.1	($60.1)	$74.2

Energy & Distribution EBIT	($23.1)	$14.6	($72.1)	$98.8
Incremental stand-alone costs	—	—	—	(6.7)
Adjusted Energy & Distribution EBIT	($23.1)	$14.6	($72.1)	$92.1

Unallocated	$5.9	($3.4)	$18.6	($19.5)
Incremental stand-alone costs	—	—	—	0.9
Adjusted Unallocated	$5.9	($3.4)	$18.6	($18.6)

Consolidated EBIT	($38.0)	$23.3	($113.6)	$159.1
Incremental stand-alone costs	—	—	—	(11.4)
Adjusted Consolidated EBIT	($38.0)	$23.3	($113.6)	$147.7

Adjusted EBIT Margin (3)
Industrial & Mobile	(12.1%)	5.2%	(7.5%)	7.7%
Energy & Distribution	(65.4%)	8.4%	(23.9%)	12.9%
Consolidated	(18.4%)	5.7%	(10.3%)	8.8%

(3) EBIT is defined as net (loss) income before interest expense and income taxes. Adjusted EBIT reflects EBIT adjusted for the impact of estimated incremental stand-alone costs. Adjusted EBIT Margin is defined as adjusted EBIT as a percentage of net sales.

Table Page 7

Adjusted (Loss) Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Reconciliation:
Management believes that reporting adjusted EBITDA is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted Consolidated EBIT	($38.0)	$23.3	($113.6)	$147.7
Depreciation and amortization	18.8	15.1	73.4	58.0
Incremental depreciation and amortization	—	—	—	5.4
Total Depreciation and Amortization	$18.8	$15.1	$73.4	$63.4

Adjusted EBITDA (4)	($19.2)	$38.4	($40.2)	$211.1
% of net sales	(9.3%)	9.4%	(3.6%)	12.6%

(4) Adjusted EBITDA is defined as net (loss) income before interest expense, income taxes, depreciation and amortization adjusted for impact of estimated incremental depreciation and amortization.

Adjusted Net (Loss) Income Reconciliation:
Management believes that reporting adjusted net (loss) income is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars and shares in millions, except per share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (Loss) Income	($25.5)	$16.4	($73.7)	$104.4
Incremental stand-alone costs, net of tax	—	—	—	(7.8)
Adjusted Net (Loss) Income	($25.5)	$16.4	($73.7)	$96.6

Weighted Average Shares Outstanding - Assuming Dilution	44.2	45.7	44.5	46.0
Adjusted Diluted (Loss) Earnings Per Share	($0.58)	$0.36	($1.65)	$2.10

Table Page 8